Exhibit 10.8

RETENTION AGREEMENT
THIS RETENTION AGREEMENT (the “Agreement”) is made, effective May 31, 2018 (the “Effective Date”), by and between GameStop Corp., a Delaware corporation, (the “Company”) and Troy W. Crawford (the “Executive”).
WHEREAS, the Executive currently serves as the Senior Vice President, Chief Accounting Officer of the Company;
WHEREAS, in light of the Executive’s significant continued contributions to the Company, the Company has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement to encourage the Executive’s continued employment with the Company;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:
1.Retention Award Opportunity. This Agreement represents the Executive’s right to earn up to $1,000,000 (the “Total Award”) in retention awards, provided the Executive satisfies the service requirements described below.
2.Vesting and Payment of Award Amounts.
(a)Fifty percent (50%) of the Total Award will become vested on each of May 31, 2019 and May 31, 2020, subject in each case to the Executive remaining in continuous service with the Company through the applicable vesting date.
(b)Notwithstanding the foregoing, any portion of the Total Award that has not yet vested will vest upon a termination by the Company of the Executive without Cause or a resignation by the Executive with Good Reason, subject to the Executive executing a general release of claims against the Company in a form reasonably prescribed by the Company and such release becoming irrevocable within 45 days following termination. For the purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings ascribed to such terms in that certain Executive Employment Agreement between the Company and the Executive dated May 13, 2013, as amended through and including the date hereof (the “Employment Agreement”).
(c)In the event that the release requirement described in Section 2(b) above is not timely fulfilled, or upon cessation of the Executive’s service with the Company for any reason other than those described in Section 2(b), any unvested portion of the Total Award will immediately be forfeited by the Executive, without payment of any consideration therefor.
(d)Any portion of the Total Award that becomes vested will be paid to the Executive in cash, less applicable tax withholding, within 60 days following the applicable vesting date. In the event that a release is required because vesting occurs pursuant to Section 2(b) herein, and the 45 day period following the cessation of the Executive’s services spans two calendar years, no amounts due hereunder will be paid earlier than the first day of the second calendar year within the 45 day period.
(e)For purposes of this Agreement, service with the Company will be deemed to include service with the Company’s affiliates, but only during the period of such affiliation.

3.Protective Covenants. The Executive acknowledges that the Executive has agreed to be bound by certain protective covenants during the Executive’s service to the Company and following the cessation of that service pursuant to Section 10 of the Employment Agreement (the “Protective Covenants”). In consideration for the opportunity to earn the retention awards contained in this Agreement, the Executive affirms and agrees that those Protective Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Executive received adequate consideration in exchange for agreeing to those restrictions and that the Executive will continue to abide by those restrictions.
4.Confidentiality. The Executive agrees that the Executive will not disclose, directly or indirectly, this Agreement or the terms thereof, provided, however, that the Executive may disclose this Agreement to the Executive’s accountant, financial advisor, counsel and spouse, so long as such other individual(s) agree(s) to maintain the confidentiality of this Agreement.
5.Nature of the Company’s Obligation. The Company’s sole obligation hereunder is to pay to the Executive specified amounts in cash in accordance with Section 2. This obligation is purely contractual and accordingly, the rights of the Executive under this Agreement will be no greater than those of an unsecured general creditor of the Company.
6.Transferability. No right to receive payment under this Agreement will be transferable or assignable by the Executive, or subject to anticipation, alienation, sale, pledge, encumbrance or attachment.
7.Section 409A. The Total Award is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations promulgated thereunder (“Section 409A”) and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Total Award. Notwithstanding any provision herein to the contrary, if any payment provided to the Executive hereunder in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” within the meaning of Section 409A, then such payment shall not be made until the first payroll date which is more than six months following the date of separation from service (or, if earlier, upon Executive’s death). To the extent any payment hereunder is deemed to be “nonqualified deferred compensation” within the meaning of Section 409A, any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” within the meaning of Section 409A. Notwithstanding anything else in this Agreement, to the extent permitted under Treas. Reg. § 1.409A-1(b)(4)(ii), payments hereunder may be delayed to the minimum extent necessary to achieve deductibility under Section 162(m) of the Code.
8.Application of Section 280G. For the avoidance of doubt, Section 5(f) of the Employment Agreement shall apply to any payments hereunder.
9.No Right to Continued Employment. This Agreement does not change the at-will nature of the Executive’s employment or otherwise give the Executive the right to be retained in service with the Company or any of its affiliates for any specified period of time. The Company (or, as applicable, its affiliate) may terminate the Executive’s employment at any time for any reason, free from any liability or any claim hereunder.
10.No Restrictions on Corporate Actions. Nothing in this Agreement will be construed to prevent the Company or its affiliates from taking any corporate action which is deemed by the Company or its affiliates to be appropriate or in their best interest. Neither the Executive nor the Executive’s beneficiary shall have a claim against the Company or any affiliate as a result of such action.

11.Governing Law and Venue. This Agreement will be governed by, and enforced in accordance with, the laws of the State of Texas, without regard to the application of the principles of conflicts or choice of laws. It is stipulated that Texas has a compelling state interest in the subject matter of this Agreement, and that Executive have or will have regular contact with Texas in the performance of this Agreement. The agreed upon venue and personal jurisdiction for the parties on any claims or disputes under this Agreement is Dallas County, Texas.
12.Entire Agreement. This Agreement represents the entire agreement between the parties regarding the Executive’s opportunity to earn retention awards and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter. This Agreement may only be modified or amended in a writing signed by both parties.
13.Counterparts. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Executive has executed this Agreement, in each case on the date below indicated, respectively.
GAMESTOP CORP.

By:	/s/ Daniel A. DeMatteo
Name:	Daniel A. DeMatteo
Title:	Executive Chairman
Date:	5/31/2018

EXECUTIVE

By:	/s/ Troy W. Crawford
Name:	Troy W. Crawford
Date:	5/31/2018

Signature Page to Retention Agreement